LUCAS ENERGY

October 8, 2008

Mr. Michael G. Maguire
Baron Energy Inc.
1081 S. Cimarron Unit #B5
Las Vegas, NV 89145

RE: Proposal - Purchase and Sale between Lucas Energy, Inc. ("LEI"), Seller, and, Baron Energy Inc. ("BEI"), Buyer regarding Oil, Gas and Mineral leasehold working interests ("Interests"), Baylor County, Texas described in Exhibit "A" hereto.

Dear Maguire:

Lucas Energy, Inc. has received your expression of interest in purchasing our Green lease, Baylor County, Texas. After review of the property information, we feel that a price of Two Hundred Thirteen Thousand Five Hundred and no/100 dollars ($213,500) would be acceptable to our Board of Directors. We would like to move the transaction forward as detailed below.

LEI, as "seller", proposes, subject to the execution of a definitive and mutually acceptable assignment, to sell, transfer and convey to BEI, as "buyer," upon the following terms and conditions:

A. The Interests:

(1) The Interests shall consist of all of LEI's right, title and interest in the oil, gas and mineral leasehold interests described on Exhibit "A" attached hereto and made a part of this proposal, the wells, oil and gas production equipment, and tanks located thereon including, but not limited to, improvements, structures, facilities, pipelines, personal property, equipment, and appurtenances located thereon and/or used in connection therewith including all appurtenant contracts, rights, easements, privileges and agreements.

(2) LEI's proposal is based upon the following conditions:

(a) LEI agrees to convey (and BEI's payment is conditioned upon receipt of) all of the leasehold interest owned by LEI in and to the

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well(s) and lease(s), free of all encumbrances, and all of LEI’s net revenue interests in the well/lease(s) on Exhibit “A”;

(b) LEI represents that there exists no preferential right or right of first refusal against the Interests;

(c) Baron Energy will assume a 225 BBL liability (to deliver or cash settle) to TMG Partners, a Nevada limited liability company.

(3)	Originals of all title, geological, reservoir, engineering, financial, land, operations and production files and other relevant data in LEI’s possession or control pertaining to the Interests will be turned over to BEI, or its agent, upon closing.

(4)	Purchase Price. The total purchase price for the Interests shall be Two Hundred Thirteen Thousand Five Hundred and no/100 dollars ($213,500).

(5)	Closing and Effective Date. Closing shall be held on or before October 14, 2008. Title to, risk of loss and possession of the Assets shall transfer to BEI as of Closing but shall be made effective as of August 1, 2008 at 7:00 a.m. Central Daylight Time.

(7)	Assumption of Liabilities and Obligations. Except as may otherwise be provided in the assignment(s), as of the Effective Date, BEI will assume all liabilities and obligations accruing to ownership of the Interests from and after the Effective Date and the obligation to plug and abandon existing wells and related facilities in compliance with applicable laws and regulations.

(8)	Special Warranty: Special Warranty language shall be further defined in the mutually agreeable Assignment, Bill of Sale and Conveyance of the Real Property Assets.

(9)	Confidentiality. Both BEI and LEI shall hold the subject matter and terms of this agreement confidential until an announcement is made by LEI.

(10)	Closing. The closing of the transaction contemplated by this letter of intent shall take place on or about 10:00 a.m. local time at the office of Lucas Energy, Inc. Houston, Texas no later than October 14, 2008.

(11)	Governing Law. This letter of intent is governed by the laws of the State of Texas, excluding any choice of law rules that would direct application of the laws of another jurisdiction. This Purchase Proposal and counterparts, and the executed counterparts shall together constitute one instrument and shall have the same force and effect as if each of the parties had executed the same instrument.

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Sincerely,

Lucas Energy, Inc.

Agreed to and accepted this _____ day of October, 2008.

“BEI”
Baron Energy Inc.

_________________
By: Michael G. Maguire
Title: Vice President and COO

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EXHIBIT “A”

Attached to and made part of that certain Letter of Intent dated October __, 2008 by and between Lucas Energy, Inc., as Seller; and Baron Energy Inc., as Buyer.

BAYLOR COUNTY, TEXAS PROPERTY
RENDHAM POOL
GREEN LEASE
(RRC ID # 01423)

1.	Oil & Gas Lease dated May 19, 1938 between F. C. Green, et ux, as Lessors, and The British- American Oil Producing Company, as Lessee, such lease is sometimes referred to as the Green “K” Lease, and said lease is duly recorded in Volume 94, Pages 61 of the Deed Records of Baylor County, Texas.

2.	Oil & Gas Lease dated May 19, 1938 between F. C. Green, et ux, as Lessors, and The British- American Oil Producing Company, as Lessee, such lease is sometimes referred to as the Green “M” Lease, and said lease is duly recorded in Volume 94, Pages 57 of the Deed Records of Baylor County, Texas.

All equipment on the above leases.

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